Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:

(Investor Relations)	(Corporate Press)
Nicole Shevins	Alan Lewis
Senior Vice President	Vice President
Investor Relations & Corporate Communications	Corporate Communications & Public Affairs
Take-Two Interactive Software, Inc.	Take-Two Interactive Software, Inc.
(646) 536-3005	(646) 536-2983
nicole.shevins@take2games.com	Alan.Lewis@take2games.com

Take-Two Interactive Software, Inc.

Announces Pricing of $2.7 Billion Senior Notes Offering

New York, NY – April 7, 2022 —Take-Two Interactive Software, Inc. (NASDAQ: TTWO) (the “Company”) announced today that it has agreed to sell in an underwritten public offering $2.7 billion aggregate principal amount of its Senior Notes, consisting of $1.0 billion of its 3.300% Senior Notes due 2024, $600 million of its 3.550% Senior Notes due 2025, $600 million of its 3.700% Senior Notes due 2027 and $500 million of its 4.000% Senior Notes due 2032.

The Company intends to use a portion of the net proceeds from the offering, together with cash on hand, to fund the cash portions of the consideration for its pending acquisition of Zynga Inc. (“Zynga”) and the expected settlement of the outstanding convertible notes issued by Zynga, and related costs and expenses. Any remaining net proceeds will be used for general corporate purposes. If the acquisition is not consummated on or prior to January 9, 2023, or is terminated prior to such date, the Company will be required to redeem the Senior Notes.

The closing of the offering is expected to occur on April 14, 2022, subject to satisfaction of customary closing conditions.

J.P. Morgan Securities LLC, Wells Fargo Securities, LLC, BNP Paribas Securities Corp. and BofA Securities, Inc. are acting as joint book-running managers for the offering. The offering is being made only by means of a prospectus supplement and the accompanying prospectus, which is filed as part of an effective shelf registration statement filed by the Company with the Securities and Exchange Commission (“SEC”) on April 6, 2022. You may obtain copies of these documents without charge from the SEC’s website at www.sec.gov. Alternatively, you may request these documents by contacting J.P. Morgan Securities LLC at 383 Madison Avenue, New York, NY 10179, Attention: Investment Grade Syndicate Desk – 3rd Floor. Telephone: (212) 834-4533 or Wells Fargo Securities, LLC, Attention: WFS Customer Service, 608 2nd Avenue South, Suite 1000, Minneapolis, Minnesota 55402, by email at wfscustomerservice@wellsfargo.com or by calling 1-800-645-3751.

This announcement does not constitute an offer to sell or the solicitation of an offer to buy the Senior Notes or any other securities, nor will there be any sale of Senior Notes or any other securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Take-Two Interactive Software

Headquartered in New York City, Take-Two Interactive Software, Inc. is a leading developer, publisher and marketer of interactive entertainment for consumers around the globe. The Company develops and publishes products principally through Rockstar Games, 2K, Private Division, and T2 Mobile Games. Our products are currently designed for console gaming systems, PC, and Mobile including smartphones and tablets, and are delivered through physical retail, digital download, online platforms and cloud streaming services. The Company’s common stock is publicly traded on NASDAQ under the symbol TTWO.

All trademarks and copyrights contained herein are the property of their respective holders.

Cautionary Note Regarding Forward-Looking Statements

The statements contained herein which are not historical facts are considered forward-looking statements under federal securities laws and may be identified by words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “potential,” “predicts,” “projects,” “seeks,” “will,” or words of similar meaning and include, but are not limited to, statements regarding the outlook for the Company’s future business and financial performance. Such forward-looking statements are based on the current beliefs of our management as well as assumptions made by and information currently available to them, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may vary materially from these forward-looking statements based on a variety of risks and uncertainties including: our ability to timely deliver our titles and other products, and on the operations of our counterparties, including retailers, including digital storefronts and platform partners, and distributors; the effects of the COVID-19 pandemic on consumer demand and the discretionary spending patterns of our customers as the situation with the pandemic continues to evolve; the impact of reductions in interest rates by the Federal Reserve and other central banks, including on our short-term investment portfolio; the impact of potential inflation; volatility in foreign currency exchange rates; the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement for the acquisition of Zynga; the inability to obtain our or Zynga’s respective stockholder approval or the failure to satisfy other conditions to completion of the proposed acquisition, including receipt of regulatory approvals, on a timely basis or at all; risks that the proposed acquisition disrupts each company’s current plans and operations; the diversion of the attention of the respective management teams of Take-Two and Zynga from their respective ongoing business operations; the ability of either Take-Two, Zynga or the combined company to retain key personnel; the ability to realize the benefits of the proposed acquisition, including Net Bookings opportunities and cost synergies; the ability to successfully integrate Zynga’s business with Take-Two’s business or to integrate the businesses within the anticipated timeframe; the outcome of any legal proceedings that have been or may be instituted against Take-Two, Zynga or others related to the proposed acquisition; and the amount of the costs, fees, expenses and charges related to the proposed acquisition. Other important factors and information are contained in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2021, in the section entitled “Risk Factors,” and the Company’s other periodic filings with the SEC, which can be accessed at www.sec.gov. All forward-looking statements are qualified by these cautionary statements and apply only as of the date they are made. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

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